EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 22, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated April 16, 2002 of Vical Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  ARTHUR ANDERSEN LLP

Copy to: Martha Demski, Chief Financial Officer, Vical Incorporated